CYBER HORNET TRUST 485BPOS

Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2025, relating to the financial statements and financial highlights CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, a series of CYBER HORNET TRUST (formerly, ONEFUND Trust), which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 28, 2026